EXHIBIT 4.5

                               FOURTH AMENDMENT TO
                                HFS INCORPORATED
                   AMENDED AND RESTATED 1993 STOCK OPTION PLAN

                              Amended and Restated
                               as of June 14, 1994

                        Further Amended as of May 5, 1995
                     Further Amended as of January 22, 1996

The HFS Incorporated Amended and Restated 1993 Stock Option Plan (the "Restated Plan") is hereby further amended as follows:

     1. Section 4(a) of the Restated Plan is hereby amended and restated in its entirety to reads as follows:

          "(a) The maximum number of Shares that may be issued or transferred pursuant to Options is 24,541,600 (or the number and kind of shares of stock or other securities which are substituted for those Shares or to which those Shares are adjusted upon a Change in Capitalization), and HFS shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in HFS' treasury, or partly out of each, such number of Shares as shall be determined by the Board."

     2. Ratification. Except as expressly set forth in this Fourth Amendment to the Restated Plan, the Restated Plan is hereby ratified and confirmed without modification.

     3. Effective Date. The effective date of this Fourth Amendment to the Restated Plan shall be the date of the 1996 annual meeting of stockholders.